Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2013 RESULTS

KAPALUA RESORT, Hawaii, May 1, 2013 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.8 million, or $(0.10) per share, for the first quarter of 2013, compared to a net loss of $0.2 million, or $(0.01) per share for the first quarter of 2012.  The Company reported revenues of $3.4 million and $5.3 million during the first quarters of 2013 and 2012, respectively.

In January 2012, the Company sold an 89-acre parcel in Upcountry Maui for $1.5 million. The sale resulted in a gain of approximately $1.4 million.  The Company had no sales of real estate during the first quarter of 2013.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 1st quarter 2013 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$—	$1,500
Commissions	96	319
Leasing	1,326	1,502
Utilities	827	829
Resort amenities and other	1,104	1,160
Total Operating Revenues	3,353	5,310

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	—	149
Other	397	443
Leasing	780	679
Utilities	555	624
Resort amenities and other	1,084	1,097
Selling and marketing	37	62
General and administrative	704	1,052
Gain on asset dispositions	—	(203)
Depreciation	687	734
Pension and other postretirement expense	222	266
Total Operating Costs and Expenses	4,466	4,903

Operating Income (Loss)	(1,113)	407

Interest expense, net	(694)	(634)
Loss from Continuing Operations, net of income taxes of $0	(1,807)	(227)
Loss from Discontinued Operations, net of income taxes of $0	(8)	(17)

NET LOSS	$(1,815)	$(244)
Pension, net of income taxes of $0	228	185

COMPREHENSIVE LOSS	$(1,587)	$(59)

NET LOSS PER COMMON SHARE
—BASIC AND DILUTED
Continuing Operations	$(0.10)	$(0.01)
Discontinued Operations	—	—
Net Loss	$(0.10)	$(0.01)